SUBSIDIARIES OF THE COMPANY
SUBSIDIARIES:
CyberU, Inc. (Delaware)
Cornerstone OnDemand Australia Pty Ltd. (Australia)
Cornerstone OnDemand Global Operations, Inc. (Delaware)
Cornerstone OnDemand Holdings, Inc. (Delaware)
Cornerstone OnDemand Limited (United Kingdom)
Cornerstone OnDemand Services India Private Limited (India)
Cornerstone OnDemand Spain SL (Spain)
Dolphin Acquisition Limited (New Zealand)
Sonar Limited (New Zealand)
Sonar6, Inc. (Delaware)